Exhibit 8(A)
111 South Wacker Drive
Chicago, IL 60606
Telephone: 312-443-0700
Fax: 312-443-0336
www.lockelord.com
August 3, 2010
Old Republic International Corporation
307 North Michigan Avenue
Chicago, Illinois 60601
Re:        Old Republic International Corporation Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as counsel to Old Republic International Corporation, a Delaware corporation (“Old Republic”), in connection with the proposed merger (the “Merger”) of OR New Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Old Republic (“Merger Sub”), with and into PMA Capital Corporation, a Pennsylvania corporation (“PMA”), pursuant to the Agreement and Plan of Merger executed on June 9, 2010 (the “Merger Agreement”), by and among Old Republic, PMA and Merger Sub.
This opinion letter is being delivered in connection with, and appears as an exhibit to, the registration statement on Form S-4, including a proxy statement/prospectus (the “Registration Statement”) filed by Old Republic with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement or the Registration Statement.
In rendering the opinion expressed below, (a) we have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto and such other documents as we considered relevant to our analysis and (b) we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions and will be effective under applicable state law, (vi) that all representations contained in the Merger Agreement and exhibits thereto, and in representation letters provided to us, are, and through the Effective Time will continue to be, true and complete in all material respects, and that any representation made in any of the documents referred to herein “to the knowledge” (or similar qualification) of any person or party is, and through the Effective Time will be, correct without such qualification, (vii) that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement, and (viii) that the

Old Republic International Corporation
August 3, 2010

business reasons for the merger will constitute a valid business purpose, within the meaning of Treasury Regulation Section 1.368-1(b) and (c), for the Merger.
Based solely upon and subject to the foregoing and the limitations, assumptions and qualifications set forth in the Registration Statement, we hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law applicable to PMA shareholders that receive shares of stock Old Republic (or for stock of Old Republic and cash received in lieu of the issuance of a fractional share of Old Republic stock) in exchange for their PMA shares pursuant to the Merger, the statements set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement are accurate in all material respects.
This opinion is based upon the Code, the Treasury regulations (including proposed Treasury regulations) issued thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof. We express no opinion as to the application of any other laws, regulations, or administrative or judicial interpretations. No assurance can be given that any of the foregoing authorities will not be modified, revoked, supplemented or overruled, possibly with retroactive effect, that the IRS will agree with this opinion or that, if the IRS were to take a contrary position, such position would not ultimately be sustained by the courts.
This opinion is rendered only as of the date hereof, and we assume no responsibility to advise you or any other person of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may affect this opinion.
Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Merger. This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity without our prior written consent.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Legal Matters” and “Material U.S. Federal Income Tax Consequences” in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Locke Lord Bissell & Liddell LLP
LOCKE LORD BISSELL & LIDDELL LLP